Exhibit 99.2

IMAGE ENTERTAINMENT RECEIVES LETTER FROM THE NASDAQ GLOBAL
MARKET REGARDING MINIMUM MARKET VALUE

Nasdaq Provides Company 90 Day Period to Qualify for Global Market

Option to Transfer to The Nasdaq Capital Market

CHATSWORTH, Calif., August 6, 2008 – Image Entertainment, Inc. (Nasdaq: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, reported today that it had received a letter on August 4, 2008, from the Listing Qualifications Department of The Nasdaq Stock Market indicating that for the last 30 consecutive trading days, the Company’s publicly held shares have not maintained a minimum market value (“MVPHS”) of $15 million as required under The Nasdaq Global Market Marketplace Rule 4450(b)(3).

To currently qualify for the MVPHS, the Company’s common stock would need to trade at $1.22 or higher per share for 10 consecutive trading days. Should the Company’s stock maintain that level for 10 days at any time prior to November 3, 2008, the Company will regain compliance.

During this interim period, the Company’s common stock will continue to trade uninterrupted on The Nasdaq Global Market. If compliance with Marketplace Rule 4450(b)(3) cannot be demonstrated by November 3, 2008, the staff of The Nasdaq Stock Market Listing Qualifications department (the “Staff”) will deliver a written notification to the Company that its securities will be delisted from The Nasdaq Global Market. If the Company receives a delisting notice, the Company may appeal the Staff’s determination to a Listing Qualifications Panel.

Alternatively, the Company may apply to transfer its securities to The Nasdaq Capital Market, if the Company satisfies the continued inclusion requirements for that market which it does currently.

“As announced on July 9, 2008, we expect to report in excess of $31.0 million in net revenue for our first fiscal quarter of 2009, the highest net revenue achieved by Image Entertainment since 2005,” stated Jeff Framer, Image’s Chief Financial Officer. “We feel very positive about our growth prospects at this time and are focused on increasing shareholder value.”

Framer continued, “If we do not regain compliance with the Global Market prior to November 3, 2008 we will apply to transfer our securities to The Nasdaq Capital Market, which used to be known as the Nasdaq SmallCap Market. We currently meet the financial, liquidity and corporate governance requirements of The Nasdaq Capital Market.”

About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, and changes in our business plan, changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Press/Corporate Contact:
Charles Messman and Todd Kehrli
MKR Group
323-468-2300
disk@mkr-group.com